Exhibit 99.1

NEWS & INFORMATION

FOR:	EMERSON RADIO CORP. 3 University Plaza, suite 405 Hackensack, NJ 07601

CONTACT:	Investor Relations: Barry Smith Investor Relations Manager (973) 428-2004

Thursday, August 14, 2014

EMERSON RADIO CORP. REPORTS FISCAL 2015 FIRST QUARTER RESULTS

HACKENSACK, N.J. – August 14, 2014 – Emerson Radio Corp. (NYSE MKT: MSN) today reported financial results for its first quarter ended June 30, 2014.

Net product sales for the first quarter of fiscal 2015 were $24.8 million, as compared to $23.5 million for the first quarter of fiscal 2014, an increase of $1.3 million, or 5.8%. The higher year-over-year net product sales were principally driven by a $1.9 million, or 8.5%, increase in net sales of houseware products, which was the result of higher year-over-year net sales of microwave ovens, partly offset by lower year-over-year net sales of compact refrigerators and wine coolers, and a $0.5 million, or 44.0% decline in net sales of audio products. Emerson continues to confront ongoing pricing pressures, intense competitive activity and a challenging retail environment, all of which are trends that management expects to continue.

Licensing revenue for the first quarter of fiscal 2015 was $1.1 million, as compared to $1.2 million in the first quarter of fiscal 2014, a decrease of $0.1 million, or 6.0%, principally due to lower year-over-year sales by the Company’s licensees of branded products under license from the Company.

As a result of the foregoing factors, net revenues for the first quarter of fiscal 2015 were $25.9 million, an increase of $1.2 million, or 5.2%, as compared to first quarter fiscal 2014 net revenues of $24.7 million.

Operating income for the first quarter of fiscal 2015 was $0.8 million, a decrease of $0.5 million, or 40.5%, from operating income of $1.3 million for the first quarter of fiscal 2014 due to higher year-over-year cost of sales and other operating costs as a percentage of sales, and $0.2 million, or 10.9% in higher year-over year SG&A expenses. The higher SG&A expenses resulted primarily from advisory fees pertaining to work performed for the Special Committee of the Company’s Board of Directors.

Net income for the first quarter of fiscal 2015 was $0.7 million as compared to $1.4 million for the first quarter of fiscal 2014, a decrease of $0.7 million, or 52.5%, due to the year-over-year decrease in operating income and lower year-over-year interest income. Diluted earnings per share for the first quarter of fiscal year 2015 were $0.02, as compared to $0.05 for the first quarter of fiscal year 2014, a decrease of $0.03 per diluted share, or 60.0%.

Duncan Hon, Chief Executive Officer of Emerson Radio, commented “Our first quarter fiscal 2015 net income declined significantly as compared to the prior year due primarily to lower margins on our product sales, driven by intense competition, including downward pricing pressure, within all of our product categories. We expect these factors to affect our year-over-year comparisons throughout the remainder of fiscal 2015. The Company continues to seek to implement pricing, product strategy initiatives and licensing opportunities to improve the Company’s results of operations, although there can be no assurance that such initiatives will be successfully implemented or have the desired effects on the Company’s results of operations and financial condition.”

About Emerson Radio Corp.

Emerson Radio Corp. (NYSE MKT: MSN), incorporated in 1994, is headquartered in Hackensack, N.J. The Company designs, sources, imports and markets a variety of houseware and consumer electronic products, and licenses its trademarks to others on a worldwide basis for a variety of products. For more information, please visit Emerson Radio’s web site at www.emersonradio.com.

Forward Looking Statements

This release contains “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management’s current knowledge, assumptions, judgment and expectations regarding future performance or events. Although management believes that the expectations reflected in such statements are reasonable, they give no assurance that such expectations will prove to be correct and you should be aware that actual results could differ materially from those contained in the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, including the risk factors detailed in the Company’s reports as filed with the Securities and Exchange Commission. The Company assumes no obligation to update the information contained in this news release.

EMERSON RADIO CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except earnings per share data)

	Three Months Ended
	June 30,
	2014	2013
Net revenues:
Net product sales	24,842	23,481
Licensing revenue	1,101	1,171

Net revenues	$25,943	$24,652

Costs and expenses:
Cost of sales	22,409	20,984
Other operating costs and expenses	317	151
Selling, general and administrative expenses	2,426	2,188

	25,152	23,323

Operating income	791	1,329

Other income:
Interest income, net	65	222

Income before income taxes	856	1,551
Provision for income taxes	205	182

Net income	$651	$1,369

Basic net income per share:	0.02	0.05

Diluted net income per share:	0.02	0.05

Weighted average shares outstanding:
Basic	27,130	27,130
Diluted	27,130	27,130

EMERSON RADIO CORP. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands except share data)

	6/30/14	3/31/14
ASSETS
Current Assets:
Cash and cash equivalents	$47,874	$26,328
Restricted cash	73	—
Short term investments	—	32,194
Trade accounts receivable, net	16,839	4,354
Royalties and other receivables	1,068	3,865
Inventory, net	8,930	5,438
Prepaid purchases	1,321	2,047
Prepaid expenses and other current assets	1,294	1,604
Deferred tax assets	1,064	1,394

Total Current Assets	78,463	77,224
Property, plant, and equipment, net	134	142
Deferred tax assets	1,934	1,753
Other assets	120	130

Total Non-current Assets	2,188	2,025

Total Assets	$80,651	$79,249

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and other current liabilities	4,702	3,951

Total Current Liabilities	4,702	3,951
Total Non-current Liabilities	—	—

Total Liabilities	4,702	3,951
Shareholders’ Equity:
Preferred shares — 10,000,000 shares authorized; 3,677 shares issued and outstanding; liquidation preference of $3,677,000	3,310	3,310
Common shares — $0.01 par value, 75,000,000 shares authorized; 52,965,797 shares issued and 27,129,832 shares outstanding at June 30, 2014 and March 31, 2014, respectively	529	529
Additional paid-in capital	98,785	98,785
Accumulated deficit	(2,451)	(3,102)
Treasury stock, at cost, 25,835,965 shares	(24,224)	(24,224)

Total Shareholders’ Equity	75,949	75,298

Total Liabilities and Shareholders’ Equity	$80,651	$79,249